[***] Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2004, by and among Skoronski Corporation, an Indiana corporation (“Seller”), Gulf South Medical Supply, Inc., a Delaware corporation (“Buyer”), Stephen M. Skoronski, the sole shareholder of Seller (the “Shareholder”), and PSS World Medical, Inc., the sole shareholder of Buyer (“PSS”).

Preamble

        Seller is in the business of selling and distributing medical supplies to the long-term care industry (the “Business”). Seller desires to sell and Buyer desires to acquire certain of the Assets of Seller, and Seller desires to transfer and Buyer desires to assume certain of the obligations of Seller, all on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
PURCHASE OF RIGHTS AND ASSETS

1.1	Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase (the “Acquisition”) all of Seller’s right, title and interest in and to, the following Assets (collectively, the “Purchased Assets”) of Seller, free and clear of all Liens:

(a) All accounts receivable of Seller existing on the Closing Date;

(b) The inventory of Seller (the “Purchased Inventory”) existing on the Closing Date;

(c) All rights to manufacturer’s or other rebates, credits or discounts in connection with the Purchased Inventory or Seller’s accounts or trade payables accrued or payable to Seller on or after the Closing Date;

(d) To the extent assignable and subject to applicable regulatory approvals, each of Seller’s valid Permits necessary for Buyer to sell or lease the Purchased Inventory to customers of the Business; provided that Buyer shall not acquire or take any Medicare, Medicaid or similar government-issued provider or supplier agreements, including any numbers assigned pursuant to such agreements;

(e) The Contracts identified on Schedule 1.1(e) (the “Assumed Contracts”);

(f) The intangible Assets of Seller relating to the Purchased Assets, including, but not limited to, all rights under the Assumed Contracts, guarantees from third parties, licenses, warranties, all right, title and interest to and in the name “Associated Medical Products” and “Medical Systems Corporation,” telephone numbers, and trademarks, service marks, logos, designs, slogans, trade names and other Intellectual Property;

(g) All operating data and records of the Seller relating to the Business including customer lists, vendor lists, books, records, manuals, operating guidelines and practices, sales and promotional data, advertising materials, historical cost and pricing information, business plans, databases, financial records and related information of Seller;

(h) All warranties and documentation relating to the Purchased Inventory and all guarantees, and any rights of Seller against suppliers and manufacturers;

(i) All prepaid items including, without limitation, all equipment, lease and other deposits existing on the Closing Date;

(j) All Information Technology of Seller (and the Contracts included therein but only if listed on Schedule 1.1(e));

(k) All tangible personal property (and leases or other Contracts relating thereto but only if listed on Schedule 1.1(e)) used or held for use in the operation of the Business, including all furniture, machinery, office furnishings, equipment, vehicles and all office and warehouse supplies existing on the Closing Date;

(l) The bank account of Seller identified on Schedule 1.1(l); and

(m) All other Assets (but as to Contracts, only if listed in Schedule 1.1(e)), other than the Retained Assets (as defined in Section 1.8), which are (i) reflected in the books and records of the Business, except to the extent any such assets have been disposed of in the ordinary course of business or (ii) used or held for use in the operation of the Business.

1.2	Time and Place of Closing. The closing (the “Closing”) will take place at 10:00 A.M. on the date hereof (the “Closing Date”). The place of Closing shall be at the offices of Alston &Bird LLP, Atlanta, Georgia.

1.3	Consideration. The total consideration for the Acquisition shall be:

(a) the sum of $11,791,827 payable to Seller, of which $100,000 has been previously paid and $11,691,827 shall be payable in cash at the Closing in the form of a bank cashier’s or certified check or a wire transfer;

(b) the Additional Purchase Price, if any, payable to Seller pursuant to Section 1.4 below;

(c) the amount, if any, payable to Seller pursuant to Section 1.5 below;

(d) the sum of $8,108,173.24 payable to Fifth Third Bank in full and complete satisfaction of all indebtedness and obligations of Seller under the Credit Agreement, dated August 3, 2004, by and between Fifth Third Bank and Seller and any amendment or supplements thereto; and

(e) Buyer’s assumption of the Assumed Liabilities ((a) through (e), collectively, the “Purchase Price”).

1.4	Additional Purchase Price.

(a) For purposes of this Section 1.4:

(i) “Active Buying Customer” means a customer that has purchased at least $2,000 per month of supplies from Buyer in at least four of the six calendar months prior to Closing or in at least two of the three calendar months prior to Closing.

(ii) “Total Revenue” shall mean the amount equal to the Gross Revenues of Existing Customers for the Measurement Period plus the Gross Revenues of New Customers for the Measurement Period minus [***].

(iii) “Gross Revenues of Existing Customers” shall mean the gross revenues determined in accordance with GAAP attributable to those customers listed on Schedule 1.4(a), but only if and to the extent that the pricing charged to such customers in connection with such gross revenues is no less than [***] of the pricing applicable to such customers during the thirty (30) days preceding the Closing Date, unless otherwise approved in writing by an officer of Buyer, and such revenue is generated in compliance with Section 1.4(g); provided, however,that:

(A) gross revenues from [***] or its consolidated subsidiaries (collectively, [***]) shall not be included in Gross Revenues of Existing Customers if during the Measurement Period (i) [***], (ii) Buyer notifies [***] of its election to terminate or not to renew Seller’s existing customer Contract with [***], or (iii) [***];

(B) gross revenues from [***] attributable to the continuation of Buyer’s historical relationships with [***] shall not be included in Gross Revenues of Existing Customers under any circumstances, but (unless [***] is excluded pursuant to Section 1.4(a)(iii)(A)) gross revenues attributable to any Contract or arrangement with [***] entered into by Buyer as a renewal or replacement of Seller’s existing customer Contract with [***], in whole or in part, shall be included in Gross Revenues of Existing Customers; and

(C) Gross Revenues of Existing Customers shall exclude any revenue of Seller deriving from the Oxygen-Related Services on a full assignment basis as provided for in Section 4.10 and, instead, Seller shall receive a credit towards the calculation of Gross Revenues of Existing Customers for Oxygen-Related Services as provided for in Section 4.10.

(iv) “Gross Revenues of New Customers” shall mean the gross revenues determined in accordance with GAAP attributable to any customers obtained by the Hired Employees (including without limitation [***] and [***]that are not Active Buying Customers but only if and to the extent that the gross profit margin of such gross revenues meets the minimum gross profit margin requirements of Buyer currently in effect and as described on Schedule 1.4(a)(iv), unless otherwise approved in writing by an officer of Buyer, and such revenue is generated in compliance with Section 1.4(g); and provided that Gross Revenues of New Customers shall exclude any revenue of Seller deriving from Oxygen-Related Services on a full assignment basis as provided for in Section 4.10 and, instead, Seller shall receive a credit towards the calculation of Gross Revenues of New Customers for Oxygen-Related Services as provided in Section 4.10.

(v) “Measurement Period” shall mean the period beginning October 1, 2004 and ending March 31, 2005.

(b) Within thirty (30) days after the Measurement Period, Buyer shall calculate and deliver to Seller a written statement of the Total Revenue and Additional Purchase Price (the “Revenue Statement”), and shall pay to Seller the Additional Purchase Price, if any, reflected on the Revenue Statement, in cash in the form of a bank cashier’s or certified check or by wire transfer. Subject to Section 1.4(f) below, if the Total Revenue (i) exceeds [***] (if [***] is included in Gross Revenues of Existing Customers) or exceeds [***] (if [***] is excluded from Gross Revenues of Existing Customers), Buyer shall pay Additional Purchase Price in the amount of $4,000,000; (ii) is between [***] and [***] (if [***] is included in Gross Revenues of Existing Customers) or between [***] and [***](if [***]is excluded from Gross Revenues of Existing Customers), Buyer shall pay Additional Purchase Price in the amount of $2,500,000; (iii) is between [***] and [***] (if [***] is included in Gross Revenues of Existing Customers) or between [***] and [***] (if [***] is excluded from Gross Revenues of Existing Customers), Buyer shall pay Additional Purchase Price of $1,500,000; or (iv) is less than [***] (if [***] is included in Gross Revenues of Existing Customers), or less than [xxx] (if [xxx] is excluded from Gross Revenues of Existing Customers) Buyer shall not pay any Additional Purchase Price.

(c) Buyer shall use commercially reasonable best efforts to meet historic service levels of Seller’s Business. In the event such service levels are not met, the parties shall negotiate in good faith to determine the Total Revenue that would have been obtained if such service levels had been met; provided, that Buyer shall not be responsible for the failure to meet any service levels if performance has been prevented, delayed, restricted or interfered with by acts of God, such as fires, floods or natural catastrophes, acts of public enemies, acts of third parties, such as third party manufacturer or distribution delays or labor strikes, or any other circumstances outside the control of the Buyer.

(d) Buyer agrees that until final determination of the Additional Purchase Price, Buyer shall maintain separate records regarding any customers who generate Gross Revenues of New Customers or Gross Revenues of Existing Customers (including credits thereto pursuant to Section 4.10) in such a manner that Total Revenue can be calculated in accordance with this Section 1.4; provided that for Gross Revenues of Existing Customers, Buyer need only maintain aggregate customer records and need not maintain records which try to distinguish revenues attributable to the Business acquired from Seller from revenues attributable to Buyer’s pre-existing business. Within thirty (30) days after the end of each calendar month, Buyer shall provide Seller with interim statements of Gross Revenues of New Customers and Gross Revenues of Existing Customers (including credits thereto pursuant to Section 4.10) during such calendar month, which interim statements shall be for information purposes only, shall not be binding on either party and shall not be subject to dispute or recalculation.

(e) Seller shall have a period of thirty (30) days from receipt of the Revenue Statement to review and dispute Buyer’s computations. During such thirty (30) day period, Buyer shall provide Seller and Seller’s representatives access at reasonable time and at reasonable locations to the books and records of Buyer related to the Business to the extent reasonably required for Seller to verify Buyer’s calculations in accordance with this Section 1.4. Upon the earlier of the date that Seller provides Buyer with written notice of Seller’s agreement with the Revenue Statement, or, if Seller does not provide Buyer with written notice of Buyer’s dispute of the determinations reflected in the Revenue Statement, the last day of such thirty-day period, the Total Revenue and the Additional Purchase Price shall be deemed to have been finally determined as set forth in the Revenue Statement. If Seller does deliver to Buyer written notice of Seller’s dispute within such thirty (30) day period, Buyer and Seller agree to work together in good faith for not less than thirty (30) days in an effort to resolve the dispute. If Buyer and Seller are unable to resolve such dispute, Buyer and Seller agree to submit such matter to arbitration, in the venue of Duval County, Florida, in accordance with the then-current commercial rules of the American Arbitration Association. The Seller shall select one arbitrator, Buyer shall select one arbitrator and the two arbitrators so chosen shall select a third. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. Any amount payable by a party following the final resolution of any dispute pursuant to this Section 1.4(e) shall be paid in cash in the form of a bank cashier’s or certified check or by wire transfer on or before the tenth (10th) day after such final resolution.

(f) Buyer shall have the right to setoff against amounts payable by Buyer to Seller pursuant to this Section 1.4 up to $600,000 of any shortfall in Working Capital at Closing as set forth in Section 1.5(e).

(g) Neither Seller nor Shareholder shall, nor shall Seller or Shareholder indirectly or directly cause any Hired Employee, Leased Employee or Oxygen Employee to, take any action in violation of applicable Health Care Laws. Any revenue generated in violation of the foregoing sentence shall not be counted towards the calculation of the amount of Additional Purchase Price, if any. Any payments of Additional Purchase Price made to, or for the benefit of, Seller, which is subsequently discovered to be based upon revenue generated in violation of the foregoing sentence, shall be subject to recovery by Buyer.

1.5	Working Capital Adjustment.

(a) The parties hereto acknowledge and agree that the determination of the Purchase Price was based in part on the Seller’s delivery of minimum Working Capital at Closing of $7,447,000. “Working Capital at Closing” means the current assets of Seller as of the Closing Date (excluding cash) less the current liabilities of Seller as of the Closing Date (excluding the current portion of indebtedness for money borrowed and accrued interest thereon, but including any transaction expenses not paid by Seller prior to Closing) calculated in accordance with GAAP; provided that in calculating Working Capital at Closing (i) there shall be no allowance for doubtful accounts with respect to any trade accounts receivable not listed on Schedule 1.5(a) and (ii) there shall be a 100% allowance for doubtful accounts with respect to all of the trade accounts receivable listed on Schedule 1.5(a) except to the extent (and only to the extent) that any of the trade accounts receivable listed on Schedule 1.5(a) are actually collected and received by Buyer within 120 days of the Closing Date.

(b) If the Working Capital at Closing is equal to or greater than $7,447,000, then Buyer shall pay to Seller an amount of cash equal to (i) $1,600,000 plus (ii) the difference obtained by subtracting $7,447,000 from the Working Capital at Closing. If the Working Capital at Closing is less than $7,447,000 but greater than or equal to $6,047,000, then Buyer shall pay to Seller an amount of cash equal to (i) $1,600,000 minus (ii) the difference obtained by subtracting the Working Capital at Closing from $7,447,000. If the Working Capital at Closing is less than $6,047,000, then Buyer shall not pay any additional amount to Seller pursuant to this Section 1.5 and Buyer shall have the right to setoff against the Additional Purchase Price payable, if any, pursuant to Section 1.4 of this Agreement an amount equal to the difference obtained by subtracting the Working Capital at Closing from $6,047,000, provided that in no event shall the amount of such setoff exceed $600,000.

(c) No later than 135 days after the Closing Date, Buyer will prepare and deliver to Seller a statement setting forth the Working Capital at Closing (the “Buyer Working Capital Statement”) and shall pay to Seller in cash in the form of a bank cashier’s or certified check or by wire transfer the amount, if any, determined as provided in Section 1.5(b). Seller and the Shareholder agree to provide reasonable assistance to Buyer and its representatives and advisors in connection with the preparation of the Buyer Working Capital Statement.

(d) Seller shall have a period of thirty (30) days from receipt of the Buyer Working Capital Statement during which to notify Buyer of any dispute regarding the calculation of Working Capital at Closing reflected in the Buyer Working Capital Statement, which notice shall set forth in reasonable detail the basis for such dispute and Seller’s calculation of the Working Capital at Closing as it differs from the calculation set forth in the Buyer Working Capital Statement. During such thirty (30) day period, Buyer shall provide Seller and Seller’s representatives access at reasonable times and reasonable locations to the books and records of Buyer related to the Business to the extent reasonably required for Seller to verify Buyer’s calculations in accordance with this Section 1.5. Upon the earlier of the date that Seller provides Buyer with written notice of Seller’s agreement with the Buyer Working Capital Statement, or, if Seller does not provide Buyer with written notice of Buyer’s dispute of the determinations reflected in the Buyer Working Capital Statement, the last day of such thirty (30) day period, the Working Capital at Closing shall be deemed to have been finally determined as set forth in the Buyer Working Capital Statement. If Seller does deliver to Buyer written notice of Seller’s dispute within such thirty (30) day period, Buyer and Seller agree to work together in good faith for not less than thirty (30) days in an effort to resolve the dispute. If the Buyer and Seller are unable to resolve such dispute, Buyer and Seller agree to submit such matter to arbitration, in the venue of Duval County, Florida, in accordance with the then-current commercial rules of the American Arbitration Association. The Seller shall select one arbitrator, Buyer shall select one arbitrator and the two arbitrators so chosen shall select a third. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party hereto shall be deemed to have waived any rights to appeal therefrom. Any amount payable by a party following the final resolution of any dispute pursuant to this Section 1.5(d) shall be paid in cash in the form of a bank cashier’s or certified check or by wire transfer on or before the tenth (10th) day after such final resolution.

1.6	Assumed Liabilities. Buyer shall assume on the Closing Date (collectively, the “Assumed Liabilities”): (i) Sellers’ accounts payable incurred in the ordinary course of business consistent with past practice and existing as of the Closing Date, but only to the extent such accounts payable are included in the Working Capital at Closing; (ii) the performance of obligations arising from and after the Closing Date under the Assumed Contracts, except to the extent attributable to Seller’s breach or failure to comply with the terms of any such Contract prior to the Closing Date; and (iii) all outstanding checks of Seller drawn on the bank account acquired pursuant to Section 1.1(l) and identified on Schedule 1.6.

1.7	Retained Liabilities. Except as specifically set forth in Section 1.6 and Section 1.10, Seller retains all Liabilities (the “Retained Liabilities”), including but not limited to (i) Liabilities with respect to the Retained Assets or any Contracts not identified on Schedule 1.1(e), (ii) other than the amounts payable by Buyer pursuant to Section 4.8(d)(i), Schedule 5.1(c) and Section 6.1(h)(iv) or (v), all Liabilities arising out of or resulting from the Seller’s employment of its employees, including severance, bonus and any Benefit Plans; (iii) any Liabilities arising out of any act or omission of Seller and Seller’s operation of the Business; (iv) any Liabilities arising out of Seller’s submission of claims, compliance with government-imposed provider or supplier standards, and any other obligations arising under any governmental provider or supplier agreements entered into by Seller or any predecessor in interest of Seller, including, without limitation, the Medicare program and state Medicaid programs; (v) any obligation under an Assumed Contract attributable to Seller’s breach or failure to comply with the terms of any such Contract prior to the Closing Date; (vi) any Liabilities for Seller’s Taxes and (vii) all outstanding checks of Seller other than those identified on Schedule 1.6.

1.8	Retained Assets. The parties expressly agree that Seller retains all assets that are not included in the Purchased Assets (the “Retained Assets”), and that, in particular but without limitation, Buyer is not acquiring or taking (i) any Medicare, Medicaid or similar government-issued provider or supplier agreements, including any numbers assigned pursuant to such agreements, (ii) any interest of Seller in AMPMSC, L.P, (iii) the amount of Seller’s cash on hand as of the Closing Date, if any, that exceeds the total amount of outstanding checks set forth on Schedule 1.6, or (iv) those items identified in Schedule 1.8.

1.9	Allocation of Consideration. The parties hereto intend that the Acquisition be treated as a taxable transaction for federal and state Tax purposes. Buyer and Seller shall use their commercially reasonable best efforts to prepare jointly, within ninety (90) days after the Closing Date, an allocation schedule(the “Allocation Schedule”) of the consideration paid for the Purchased Assets, together with any assumed liabilities and capitalizable costs (the “Allocable Consideration”). If there is an increase or decrease in the Allocable Consideration, then Buyer and Seller shall use their commercially reasonable best efforts to prepare jointly a revised allocation schedule (a “Revised Allocation Schedule”) in a manner consistent with the Allocation Schedule and any prior Revised Allocation Schedule, within ninety (90) days after the adjustment of the Allocable Consideration occurs. The allocation set forth in such Allocation Schedule or Revised Allocation Schedule, if there is an adjustment to Allocable Consideration, shall comply with the rules of Section 1060 of the Internal Revenue Code. Except to the extent that a contrary position is required by Law, Buyer and Seller agree to be bound by the allocation set forth in the Allocation Schedule (or the Revised Allocation Schedule if there has been an adjustment to the Allocable Consideration) for all purposes of Tax reporting, including the filing of applicable IRS Forms in accordance with the Allocation Schedule, and the filing of applicable IRS Forms in the event a Revised Allocation Schedule is prepared. The parties hereto agree that the Allocation Schedule and the Revised Allocation Schedule, if applicable, shall include an allocation by state where necessary to calculate applicable state sales or transfer Taxes applicable to the transaction.

1.10	Prorations. The following prorations shall be made with respect to the Purchase Assets for (i) personal property, real estate, occupancy and other similar Taxes, if any, on or with respect to the Purchased Assets; (ii) the amount of charges for water, telephone, electricity and other utilities; and (iii) other similar items: (x) amounts related to any time period prior to the Closing Date for which invoices are received by Buyer prior to the final determination of Working Capital shall be the liability of Buyer and included as accounts payable in the Working Capital at Closing; (y) amounts related to any time period prior to the Closing Date for which invoices are received after the final determination of Working Capital shall be the liability of Seller; and (z) amounts related to period on or after the Closing Date shall be the liability of Buyer. After Closing, Buyer and Seller each shall provide to the other, promptly after receipt, each third party invoice relating to any such items. By the later of the final determination of Working Capital at Closing or ten (10) business days after receipt of any such invoice, Buyer and Seller shall make any payments to the other that are necessary to give effect to the foregoing proration. Amounts owed hereunder by Seller shall be considered a Retained Liability of Seller and amounts owed hereunder by Buyer shall be considered an Assumed Liability of Buyer.

1.11	Assignment of Contracts. If an attempted assignment of an Assumed Contract pursuant to this Agreement is ineffective in conveying the benefits thereunder to Buyer or in allowing Buyer to perform its obligations under the Assumed Liabilities, then Seller and Shareholder (at no out-of pocket expense to Seller and Shareholder) will cooperate with Buyer and take such actions as may be reasonably requested by Buyer in order to provide Buyer all benefits thereunder and to allow Buyer to perform its obligations under the Assumed Liabilities to the same extent as if such Assumed Contract were assigned to Buyer at Closing, including taking such actions as may be reasonably requested by Buyer to enforce for the benefit of Buyer the Seller’s rights thereunder or interests therein against other parties.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and the Shareholder, jointly and severally, hereby represent and warrant to Buyer as follows:

2.1	Organization, Standing, and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its Assets. Seller is duly qualified or licensed to transact business as a foreign entity and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed will not have, in the aggregate, a Material Adverse Effect. A copy of the Articles of Incorporation and all amendments thereto of Seller and the bylaws, as amended, of Seller and copies of the minutes of Seller, which have been made available to Buyer for review, are true and complete, in all respects, as in effect on the date of this Agreement, and accurately reflect all proceedings of the board of directors and Shareholder of Seller. The Shareholder is the sole Shareholder of Seller, and the record books of Seller, which have been made available to Buyer for review, contain true and complete records of the current board of directors and shareholder of Seller and all prior directors and shareholders of Seller.

2.2	Authorization of Agreement; No Breach.

(a) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the board of directors and shareholders of Seller. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Seller pursuant to this Agreement will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Seller pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Consents identified herein, (i) violate or result in a breach of or Default under the Articles of Incorporation or bylaws of Seller or any other material instrument or Contract to which Seller is a party or by which Seller or any of the Purchased Assets is bound; (ii) violate any Law or Order applicable to or binding upon Seller or upon its ownership interests, the Purchased Assets or the Business; (iii) except as set forth on Schedule 2.2 conflict with, constitute a Default under or require any Consent under any material Contract to which Seller is a party or by which Seller of any of the Purchased Assets is bound; or (iv) create a Lien upon the ownership interests, the Purchased Assets or the Business of Seller.

(b) The Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and all other instruments and documents to be executed and delivered by the Shareholder pursuant to this Agreement and to perform his obligations hereunder and thereunder. This Agreement and all other instruments and documents to be executed and delivered by Shareholder pursuant to this Agreement represent the legal, valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with their respective terms.

2.3	No Subsidiaries. Other than its interest in AMPMSC, L.P., Seller has no Subsidiaries, and Seller does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, joint venture or other Person (whether or not controlled by Seller).

2.4	Financial Statements and Accounting Controls.

(a) Schedule 2.4 contains true and correct copies of the (i) audited balance sheets of Seller as of December 31, 2003 and 2002, and statements of income and cash flows for the years ended December 31, 2003, 2002 and 2001 (the “Year-End Financial Statements”), and (ii) unaudited balance sheet of Seller as of August 31, 2004 and unaudited statements of income and cash flows for the eight-month period ended August 31, 2004 (the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements are collectively referred to as the “Financial Statements.”)

(b) The Financial Statements have been prepared in accordance with GAAP except for (i) the omission of notes to the Interim Financial Statements, and (ii) the fact that the Interim Financial Statements are subject to normal and customary year-end adjustments which, individually or in the aggregate, will not be material. The Financial Statements present fairly the financial position of Seller as of the dates indicated and present fairly Seller’s results operations and cash flows for the periods indicated. The Financial Statements are based on the books and records of Seller, which have been properly maintained in accordance with reasonable business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Assets of Seller.

(c) Seller maintains such internal accounting controls and procedures as are necessary to provide reasonable assurance regarding the reliability of Seller’s financial statements, including controls and procedures that provide reasonable assurance that (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed and receipts and expenditures are made only in accordance with management’s general or specific authorization; (iii) transactions are recorded as necessary to permit preparation of financial statements of Seller in accordance with GAAP and to maintain accountability for Seller’s Assets; (iv) access to Seller’s Assets is permitted only in accordance with management’s general or specific authorization and any material unauthorized acquisition, use or disposition of such Assets is prevented or detected in a timely matter; (v) the recorded accountability of Seller’s Assets is compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables are recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding Seller’s operations and financial condition is accumulated and communicated to Seller’s management, including its principal executive and financial officers.

2.5	Absence of Undisclosed Liabilities. Seller has no material Undisclosed Liabilities and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any Undisclosed Liabilities of Seller, except for Liabilities incurred by Seller since August 31, 2004 in the ordinary course of business consistent with past practice, none of which are material.

2.6	Absence of Changes. Except as set forth in Schedule 2.6 or as reflected in the Interim Financial Statements, since December 31, 2003, Seller’s business has been operated only in the ordinary course consistent with past practice and there has not been any transaction or occurrence in which Seller has:

(a) suffered any Material Adverse Effect or any event, occurrence, development or state of circumstances which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) issued or delivered any capital stock or other securities or granted any options or rights to acquire any capital stock or other securities; redeemed or repurchased, directly or indirectly, any shares of capital stock or other security or declared, set aside or paid any dividends or made any other distributions (whether in cash or kind) with respect to any shares of capital stock or other security;

(c) incurred any Funded Debt or incurred or become subject to any Liability (other than Funded Debt) other than in the ordinary course of business consistent with past practice;

(d) discharged or satisfied any Lien or paid any Liability other than (i) current liabilities shown on the balance sheet as of December 31, 2003 included in the Financial Statements, (ii) current liabilities incurred since that date in the ordinary course of business consistent with past practice, or (iii) Funded Debt shown on such balance sheet or incurred since December 31, 2003 in the ordinary course of business consistent with past practice;

(e) subjected any of its Assets, tangible or intangible, to any Lien;

(f) sold, assigned or transferred any of its Assets, or compromised or canceled any debts, claims or rights, other than in the ordinary course of business consistent with past practice;

(g) sold, assigned or transferred any Intellectual Property or other intangible Assets;

(h) suffered any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affected the Assets or business of Seller, or suffered any extraordinary losses or waived any rights of substantial value, in each case whether or not in the ordinary course of business;

(i) increased the rate of compensation payable or the level of employee benefits provided by it to any of its officers, directors, employees or agents over that being paid or provided to them at December 31, 2003, except general hourly rate increases and normal merit increases for employees (other than officers) in the ordinary course of business consistent with past practice;

(j) terminated or amended any material Contract or other instrument to which it is a party or by which it or its Assets are bound or suffered any loss or termination, or threatened loss or termination, of any material business arrangement, including supplier arrangements;

(k) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

(l) made any accrual or arrangement for or payment of any bonus or special compensation of any kind to any officer, director, employee or agent;

(m) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

(n) changed any of the accounting principles followed by it or the methods of applying such principles;

(o) offered or extended more favorable prices, discounts or other allowances than were offered or extended regularly on and prior to December 31, 2003;

(p) loaned funds to or increased the aggregate amount of existing loans to any Person;

(q) entered into any commitments or transactions, whether or not in the ordinary course of business, involving aggregate value in excess of $50,000.

(r) written off as uncollectible any account receivable in excess of $50,000 whether or not in the ordinary course of business;

(s) hired or committed to hire any salesperson or other key employee or independent contractor, or terminated or had resign any salesperson or other key employee or independent contractor; or

(t) agreed, whether or not in writing, to take any action described in this Section 2.6.

2.7	Indebtedness.

(a) Schedule 2.7(a) lists all Funded Debt of Seller as of the date hereof, setting forth the principal amounts outstanding, per annum interest rates and maturity dates for all such indebtedness. All of the indebtedness (including Funded Debt) of Seller as of the respective dates of the Financial Statements and as of the date of this Agreement is accurately reflected in the Financial Statements, and Seller is not in breach or Default under any of the terms or conditions set forth in the loan documents governing Seller’s indebtedness (including Funded Debt) or any other document or instrument related thereto. Except as disclosed on Schedule 2.7(a), all of the indebtedness of Seller is prepayable at any time without penalty or premium at the option of Seller. Except as disclosed on Schedule 2.7(a), (i) the transactions contemplated in this Agreement will not result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such indebtedness, and (ii) Seller has no obligations, Liabilities or indebtedness to any Affiliate.

(b) Schedule 2.7(b) sets forth a true and complete list of (i) the addresses at which Seller does conduct or has conducted business, and (ii) the names under which Seller has conducted business, entered into contracts or held itself out to the general public.

2.8	Tax Matters.

(a) Seller has timely filed all federal and state Tax Returns for all periods which were required to be filed, and such returns are correct and complete in all respects. Seller has not received notice of any Tax claims being asserted or any proposed assertion of Tax claims or assessment by any taxing authority, and no Tax Returns of which applicable statute of limitations are still open have been subjected to examination or audit by the IRS or any other taxing authorities. Seller is not under, nor has it received notice of any contemplated, investigation or audit by the IRS or any other taxing authority and Seller has not been notified by any taxing authority in a jurisdiction where Seller does not currently file Tax Returns or pay Taxes that it is required to file Tax Returns or pay Taxes to such jurisdiction.

(b) Seller has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. True and complete copies of all federal and state Tax Returns of Seller for each of the fiscal years ended December 31, 2001 through December 31, 2003 have been delivered to Buyer. The statute of limitations with respect to all Federal Tax Returns and all state Tax Returns filed by or on behalf of Seller for all taxable years through December 31, 2000, has expired (except for the states of Michigan, California, Kentucky, Texas and Wisconsin, in which the statute of limitations for tax returns filed for all taxable years through December 31, 1999, has expired).

(c) Seller has paid all Taxes (including penalties and interest in respect thereof, if any) that were required to be paid whether or not shown on any Tax Return.

(d) The accruals for Taxes contained in the Financial Statements are adequate to cover all liabilities for Taxes of the Seller for all periods ending on or before the date of such Financial Statements and include adequate provision for all deferred Taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. All Taxes of the Seller have been paid or are adequately reserved against on the books of the Seller.

(e) Seller has withheld or collected from each payment made to each of their employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax depositories or collecting authorities. The Seller has timely filed all information returns or reports, including Forms 1099, that are required to be filed and have accurately reported all information required to be included on such returns or reports.

(f) Seller has never made an election under Section 341(f) of the Code and Seller is not and has never been a United States real property holding corporation as defined in Section 897 of the Code.

(g) Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and under applicable state law at all times since January 1, 2001, and will be an S corporation up to and including the Closing Date.

(h) Seller is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written). Since January 1, 2001, Seller has not been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Seller is not subject to any private letter ruling of the IRS or comparable rulings of any other taxing authority.

(i) There are no Liens as a result of any unpaid Taxes upon any of the assets of Seller.

(j) Other than its interest in AMPMSC, L.P. as general partner, Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(k) Seller has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l) There is no taxable income of Seller that will be required to be reported for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(m) Seller has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or under state law, or a transaction substantially similar to a reportable transaction.

2.9	Real and Personal Property.

(a) Other than through its interest in AMPMSC, L.P., Seller does not own any real property. Schedule 2.9(a) identifies all real property leases of Seller. Complete and correct copies of such leases have been provided or made available to Buyer. Each of these leases is in full force and effect on the date hereof. No Default under any of the terms or conditions set forth in any of such leases or any other documents or instruments related thereto has occurred or been asserted by any Person. Seller does not lease any real property as lessor.

(b) Schedule 2.9(b) identifies all leases for material personal property used or employed by Seller. Complete and correct copies of such leases have been provided or made available to Buyer. Each of such leases is in full force and effect on the date hereof. No Default under any of the terms or conditions set forth in any of such leases or any document or instrument related thereto has occurred or been asserted by any Person. Seller does not lease any personal property as lessor.

(c) Except as shown on Schedule 2.9(c), Seller has good and marketable title to all personal property owned by it free and clear of all Liens, and will, upon the Closing, convey good and marketable title to such personal property free and clear of all Liens. All material items of personal property and leasehold improvements owned by Seller are reflected in the unaudited balance sheet of Seller included in the Interim Financial Statements. All material items of personal property and leasehold improvements owned or leased by Seller are in good working condition and repair consistent in all material respects with the uses to which they are being put, and all such personal property and leasehold improvements are adequate and usable for the continued operation of the business of Seller as the same is presently being conducted and are physically located at one of the places of business of Seller identified on Schedule 2.9(a). The Purchased Assets and the Assumed Contracts comprise substantially all of the Assets currently used or held for use by Seller to operate, and are collectively sufficient to provide Buyer with the means and capability to operate, the Business as and in the manner the Business has been performed by Seller prior to the date of this Agreement.

2.10	Intellectual Property.

(a) Schedule 2.10 contains a true and complete list of all material Intellectual Property owned by, registered in the name of, licensed to or used by Seller in its businesses, or for which application has been made. Except as set forth on Schedule 2.10, all such Intellectual Property rights are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; and there have not been and there currently are no Defaults thereunder by any party. Seller owns, is a valid licensee of or otherwise has valid rights to use all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Seller nor its predecessors have infringed in any material respect the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such entity infringes upon or otherwise violates the rights of others in any material respect, nor has any person asserted a claim of such infringement. Seller is not obligated to pay any royalties to any person or entity with respect to any such Intellectual Property.

(b) Except as described on Schedule 2.10, no officer, director or employee of Seller has entered into any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts or prohibits such officer, director or employee from engaging in activities competitive with Seller.

2.11	Intentionally omitted.

2.12	Intentionally omitted.

2.13	Insurance. A complete and accurate list of all insurance policies held by Seller and now in force (including, without limitation, property damage, public liability, worker’s compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) is attached hereto as Schedule 2.13, and true and correct copies of all such insurance policies have been provided or made available to Buyer. All such policies are in full force and effect, the premiums due thereon have been timely paid and Seller has otherwise complied with the terms and conditions thereof. Seller is not now in Default regarding the provisions of any such policy, nor has it failed to give any notice or present any claim thereunder in due and timely fashion. Except as set forth on Schedule 2.13, there is no claim by Seller pending under any of such policies. Except as set forth on Schedule 2.13, there is no claim as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. The consummation of the transactions contemplated by this Agreement will not constitute a Default under, or otherwise affect the coverage under, any such insurance policies.

2.14	Compliance with Laws.

(a) Seller has in effect all Permits necessary for it to own, lease or operate the Purchased Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller is in compliance with all Orders and Permits, and is in compliance in all material respects with all Laws, applicable to the Business, the Purchased Assets, or employees conducting its Business. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of Seller to comply with any Law or Permit has been received, nor, to Seller’s knowledge, is any such notice or warning proposed or threatened.

(b) Except as set forth on Schedule 2.14, no consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by Seller or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made.

2.15	Environmental Matters.

(a) Except as set forth on Schedule 2.15(a), there is no Litigation related to Environmental Laws with respect to the ownership, use, condition or operation of any of the Purchased Assets or the Assets held for use or sale by Seller, or to the knowledge of Seller and Shareholder, any of its predecessors, in any court or before or by any Regulatory Authority or private arbitration tribunal (hereinafter collectively referred to as “Environmental Litigation”). Except as set forth on Schedule 2.15(a), to the best knowledge of Seller, there are no existing violations of federal, state or local Environmental Laws by Seller with respect to the ownership, use, condition, lease or operation of the Purchased Assets or the Assets held for use or sale by Seller. Neither Seller, nor to the knowledge of Seller and Shareholder, any of its predecessors has used any of its Assets or premises for the handling, treatment, storage, or disposal of any Hazardous Substances except in compliance will all applicable Environmental Laws. Except as set forth on Schedule 2.15(a), no written or oral notice, or other communication from any court or Regulatory Authority, of any alleged violation of any Environmental Laws has been filed or communicated to Seller or, to the knowledge of Seller and the Shareholder, any of its predecessors with respect to the use, ownership, condition, operation, or disposal of any of the Purchased Assets or the Assets held for use or sale by Seller. To the knowledge of Seller and the Shareholder, no basis exists for the allegation of any such violations.

(b) No release, discharge, spillage or disposal of any Hazardous Substances in violation of any Law has occurred or is occurring at any Assets or premises of Seller or, to the knowledge of Seller and the Shareholder, any of its predecessors while or before such premises were owned leased, operated, or managed, directly or indirectly, by any such entity.

(c) To the best knowledge of Seller, no soil or water in, under or adjacent to any of the premises of Seller or property formerly held for use or sale by Seller or any of its predecessors has been contaminated by any Hazardous Substance while or before such Assets or premises were owned, leased, operated or managed, directly or indirectly, by Seller or any of its predecessors.

(d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by Seller or, to the knowledge of Seller and the Shareholder, any of its predecessors has been released or disposed of in compliance with all applicable reporting requirements under applicable Environmental Laws.

(e) Seller and, to the knowledge of Seller and the Shareholder, its predecessors have complied with all applicable reporting requirements under applicable Environmental Laws concerning the disposal or release of Hazardous Substances, and neither Seller nor, to the knowledge of Seller and the Shareholder, its predecessors has made a report concerning any of their premises, operations or activities.

(f) To the knowledge of Seller and the Shareholder, no building or other improvement or any premises owned, leased, operated or managed by Seller contains any friable asbestos-containing materials; and

(g) Copies of any environmental audits or environmental surveys (in the possession or known to Seller) of any real estate owned or leased by Seller are attached to Schedule 2.15.

2.16	Litigation and Claims.There are no outstanding Orders or administrative decisions to which Seller is subject, and, except as disclosed on Schedule 2.16, there is no Litigation pending or overtly threatened against or relating to Seller or the Purchased Assets or its Business, and to the knowledge of Seller and the Shareholder, there is no specific event which has occurred, or any state of facts or occurrence of any event, which might give rise to the foregoing. Except as disclosed on Schedule 2.16, Seller has not been advised by any attorney representing Seller that there are any “loss contingencies” (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 (“FASB 5”)), which would be required by FASB 5 to be disclosed or accrued in the financial statements of Seller.

2.17	Contracts and Commitments.

(a) Schedule 2.17 sets forth a true, correct and complete list of Contracts to which Seller is a party or by which the Purchased Assets are bound, and which involve or are anticipated to involve payment by or the receipt of payment by Seller of any amounts in excess of $100,000, or that otherwise are described in subsections (i) through (vii) below, all of which have been made available to Buyer for review. Except as listed on Schedule 2.17, Seller is not a party to (and the Purchased Assets are not subject to):

(i) any Contract for the employment of any Employee;

(ii) any Contract for the purchase, sale, production or supply, whether on a continuing basis or otherwise, of goods or services of any type other than those made in the ordinary course of business consistent with past practice;

(iii) any distributor, sales agency or vendor Contract or sub-contract or any license agreement, other than those made in the ordinary course of business;

(iv) any Contract not made in the ordinary course of business, including, but not limited to any Contract containing restrictive covenants such as covenants not to compete or other agreement which restricts Seller’s ability to engage in any business;

(v) any Contracts that are, in the reasonable opinion of Seller, materially adverse, onerous, burdensome or otherwise harmful to any of Seller’s Business or operations or the Purchased Assets;

(vi) any Contract pursuant to which Seller or any of its Affiliates, employees, agents, consultants or independent contractors receives a management fee or a billings and collections fee; or

(vii) any Contracts, leases, quotas, restrictions or trade conditions upon which the Business, Purchased Assets, or condition, financial or otherwise, of Seller substantially depends or that materially affects the Purchased Assets.

(b) Except as set forth on Schedule 2.17, (i) each of the Contracts listed on Schedule 2.17 is in full force and effect on the date hereof, except as the validity of such Contracts may be affected by actions, events or conditions involving only the other party thereto, none of which actions, events or conditions have occurred or exist to the knowledge of Seller and the Shareholder, and (ii) no Default under any of the terms or conditions set forth in any of the Contracts to which Seller is a party or any document or instrument related thereto has been asserted by any party or, to the knowledge of Seller and the Shareholder, occurred.

2.18	Remuneration Schedule 2.18 contains a complete and accurate schedule of Seller’s employees as of immediately prior to the Closing Date (the “Employees”), and with respect to each such Employee, the direct compensation (including wages, salaries and actual or anticipated bonuses) paid through August 31, 2004. Except as disclosed on Schedule 2.18, no unpaid salary or wages, other than for the immediately preceding pay period, is now payable to any of the Employees.

2.19	Union and Employment Agreements. Except as set forth on Schedule 2.19, Seller is not a party to any union or union related agreement, nor does Seller have any written or oral agreement that is not terminable by it at will with any of the Employees relating to their employment by or performance of services for Seller or their compensation therefor. To Seller’s knowledge, no union attempts to organize the employees of Seller have been made nor are any such attempts now threatened. Except as set forth on Schedule 2.19, Seller has not received notice that any of the directors, officers or salespersons of Seller will terminate or contemplates terminating his or her employment or other relationship with Seller currently or at any time within 12 months of the Closing Date.

2.20	Interested Transactions.

(a) Except as set forth on Schedule 2.20, Seller is not currently a party to any Contract, loan or other transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest:

(i) Any director, officer, employee, shareholder or Affiliate of Seller;

(ii) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (i); or

(iii) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than 5% of the outstanding equity interest).

(b) None of the directors, officers, shareholders or Affiliates of Seller, nor to the knowledge of Seller or the Shareholder, any employee of Seller, is an employee, consultant, service provider, partner, member, principal, officer, director, shareholder or owner of any business entity which is engaged in a business which competes with or is similar to the business of Seller.

2.21	Benefit Plans.

(a) Schedule 2.21.(a) sets forth a correct and complete list of every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan and all other employee benefit plans or fringe benefit plans, including, without limitation, any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, currently or expected to be adopted, maintained by, sponsored in whole or in part by, or contributed to at any time by Target or any entity that is considered one employer with Target under Section 4001 of ERISA or Internal Revenue Code Section 414 (“ERISA Affiliate”) for the benefit of employees, former employees, retirees, directors, independent contractors, spouses or dependents of any of the foregoing or any other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Benefit Plans”). Schedule 2.21(a) includes a description of the benefits offered under any unwritten Benefit Plan. Any Benefit Plan that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “ERISA Plan.” Neither Target nor any ERISA Affiliate has ever sponsored, maintained, contributed to, or had an “obligation to contribute” (as defined in ERISA Section 4212) to (i) a “defined benefit plan” (as defined in ERISA Section 3(35 and Internal Revenue Code Section 414(j), (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), (or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). Target has not incurred, nor is reasonably expected to incur prior to the Closing Date, any liability under Title I or Title IV of ERISA or under Internal Revenue Code Section 412 other than routine funding obligations and routine claims for benefits. All Liabilities arising out of or related to Benefit Plans and ERISA Plans of Target are reflected in the Financial Statements in accordance with GAAP. Target has made all required contributions and payments that are due and payable under each Benefit Plan for all periods through and including the Closing.

(b) True, correct and complete copies of all written Benefit Plans, as currently in effect (or listed on Schedule 2.21(a)) have been provided or made available to Buyer, including (i) all trust agreements or other funding arrangements, including insurance contracts, and all amendments thereto; (ii) with respect to any Benefit Plan or amendments, the most recent determination letter issued by the Internal Revenue Serve as well as any correspondence or rulings from the Internal Revenue Service, the Department of Labor, or the Pension Guaranty Corporation within the last six (6) years (other than routine tax or other required filings); (iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plan for the most recent three plan years; (iv) the most recent summary plan descriptions and any Material modifications thereto; (v) copies of any filings within the past three (3) years with the Internal Revenue Service under Revenue Procedure 2003-44 or its successor or predecessor revenue procedures (EPCRS Program), “Audit-CAP” filings and “SCP” documents (as such terms are defined in Revenue Procedure 2003-44) and any filings within the past three years with the Department of Labor under its Voluntary Fiduciary Compliance Program (or predecessor program); (vi) all personnel, payroll and employment manuals and policies; (vii) all collective bargaining agreements; (viii) all Contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Benefit Plan; (ix) IRS Forms 5500 filed in each of the most recent three plan years for any Benefit Plan, including all schedules thereto and opinions of independent accountants; and (x) complete and accurate written summaries of any Benefit Plan that is oral.

(c) Except as listed on Schedule 2.21(c), all the Benefit Plans and the related trusts subject to ERISA comply with and have been administered (i) in all Material respects in compliance with the provisions of ERISA, (ii) in all respects with the applicable provisions of the Internal Revenue Code relating to qualification and tax exemption under Internal Revenue Code Section 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) in all respects with the applicable state or federal securities laws; and (iv) in all respects with the applicable requirements of any other laws, rules regulations, ordinances and collective bargaining agreements and no notice has been received from any government authority questioning or challenging such compliance. Except as listed on Schedule 2.21(c), all governmental approvals for the Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable under the Internal Revenue Code, all such governmental approvals continue in full force and effect, and neither Target nor any administrator or fiduciary of any Benefit Plan is aware of any circumstances likely to result in the revocation of any government approval. Neither Target nor any administrator or fiduciary of any such Benefit Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject any such entity to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans has been made to employees of Target or any of its predecessors or Subsidiaries prior to or on the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans and no action, legal or otherwise, has been commenced or threatened with respect to any claim other than processing of claims in the ordinary course of business.

(d) With respect to each applicable Benefit Plan, all annual reports or returns, audited or unaudited Financial Statements, actuarial valuations, summary annual reports, summary plan descriptions, and summary of material modifications (i) are true, correct and complete at the time they were prepared and as of Closing and (ii) to the extent required by law, have been timely filed with or delivered to the Internal Revenue Service, Department of Labor, or other governmental authority and to participants and beneficiaries of the Benefit Plans.

(e) No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Internal Revenue Code) of any ERISA Plan has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975(c) of the Internal Revenue Code or Section 406 of ERISA).

(f) Except as set forth in the Financial Statements, no Liability exists and no event that could result in a Liability has occurred with respect to any Benefit Plan that individually or in the aggregate could have a Material Adverse Effect on Target.

(g) Neither Target nor its Subsidiaries has ever maintained and does not currently maintain a Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Internal Revenue Code Section 4980B(f).

(h) Except as set forth on Schedule 2.21(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any person to any benefit (including severance, unemployment compensation, golden parachute, or otherwise) under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit, or (iv) result in any payment or series of payments by Target, its Subsidiaries, or any ERISA Affiliate to any person of an “excess parachute payment” (as defined in Code Section 280G) or any other payment which is not deductible under any Tax law. No “gross up” or other payment will be required to compensate any person because of the imposition of any excise Tax. No event has occurred or circumstances exist that could result in a Material increase in premium costs of any Benefit Plan that are self-insured, or a Material increase in any benefit costs of any Benefit Plans that are self-insured.

(i) There are no restrictions on the rights of Target to amend or terminate any Benefit Plan without incurring any liability thereunder. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Benefit Plan and no circumstances exist which could give rise to such taxes.

(j) Except as set forth on Schedule 2.21(j), all Benefit Plans that permit participants to direct the investment plan assets comply with the requirements of ERISA Section 404(c) and accompanying regulations.

(k) Except as set forth on Schedule 2.21(k), all individuals participating in (or eligible to participate in) any Benefit Plan maintained (or contributed to) by Target are common-law employees.

(l) All Benefit Plans subject to Section 4980B of the Internal Revenue Code or Part 6 of Title I of ERISA, or both, have been maintained in compliance in all Material respects with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

2.22	Suppliers and Customers. Schedule 2.22 sets forth (i) each supplier, vendor, and manufacturer to whom payments were made which equaled or exceeded $200,000 for the 2003 fiscal year or $100,000 for the current fiscal year to date through August 31, 2004 as well as each supplier who at any time during the current fiscal year was or now is the sole source of supply of any good or service (the “Large Suppliers”) and (ii) the amounts of such payments. Schedule 2.22 sets forth (i) each customer or group of related customers from whom payments were received which equaled or exceeded $200,000 for the 2003 fiscal year or $100,000 for the current fiscal year to date through August 31, 2004 (the “Large Customers”) and (ii) the amounts of such payments. Except as set forth in Schedule 2.22, neither any of the Large Suppliers nor any of the Large Customers has terminated or, to the knowledge of the Seller or the Shareholder, threatened to terminate its relationship with Seller or has during the last 12 months decreased or limited or, to the knowledge of the Shareholder, threatened to decrease or limit its services, supplies or materials to Seller or its usage or purchase of the goods or services of Seller, as the case may be. Neither Seller nor the Shareholder has any knowledge that any of the Large Suppliers or any of the Large Customers intends to terminate or otherwise modify adversely to Seller its relationship with Seller or to decrease or limit its services, supplies, or materials to Seller or its usage or purchase of the goods or services of Seller, as the case may be.

2.23	Certification for Reimbursement; Reimbursement from Third-Party Payors.

(a) Seller has existing participation agreements and/or provider and supplier agreements (including provider numbers)(the “Certifications”) with (i) the Medicare program, the state Medicaid programs (within the states in which Seller conducts business) and other federal and state (within the states in which Seller conducts business) health care programs and (ii) such private non-governmental programs, including without limitation any private insurance program, under which Seller directly or indirectly is presently receiving payments (collectively (i) and (ii), the “Payors”). Seller possesses all Certifications necessary to enable it to carry on its operations as presently conducted and for Seller to receive reimbursement from the Payors. Seller has never been excluded, sanctioned, disciplined or suffered any adverse action with respect to any of the Certifications or with respect to its participation in the Payors’ programs, nor has there been any decision not to renew any provider or third-party Payor agreement. There are no pending or, to the knowledge of Seller, threatened, actions, investigations or circumstances, nor, to the knowledge of Seller, is there a basis for any action, investigation or circumstance which would adversely affect the Certifications, or the participation or renewal of participation in any Payors’ program. True, complete and correct copies of all surveys of Seller or its predecessors in interest and conducted in connection with any Payor’s program or licensing or accrediting body during the past two (2) years have been provided to Buyer.

(b) To the best of Seller’s knowledge, Seller has timely filed all reports and billings required to be filed by it prior to the date hereof with respect to the Payors’ programs and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable laws, regulations and principles governing reimbursement and payment claims. True and correct copies of such reports and billings for the most recent year have been made available to Buyer. Seller has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no Liability under any Payors’ program for any refund, overpayment, discount or adjustment. Except as set forth and described in Schedule 2.23, Seller has not, through the Closing Date, received any notice of audit, recoupment, or claim review from any of the Payors with respect to any action or inaction or business conducted by Seller.

2.24	Inspections and Investigations. Except as set forth and described in Schedule 2.24, (i) no right of Seller, nor, to the knowledge of Seller, the right of any licensed professional or other individual directly or contractually affiliated with Seller, to receive reimbursements pursuant to any Payor’s program has been terminated or otherwise adversely affected as a result of any investigation or action, whether by any Regulatory Authority or other third party, (ii) neither Seller, nor, to the knowledge of Seller, any licensed professional or other individual directly or contractually affiliated with Seller or who has provided services to Seller during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Seller received any notice of deficiency during the past three years in connection with the operations of Seller’s business, (iii) to the best knowledge of Seller, there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Regulatory Authority having jurisdiction over Seller, or its Business or Assets, or requiring conformity to any applicable agreement, Law or bylaw, including but not limited to, the Payor programs, and (iv) to the best knowledge of Seller, there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over Seller, or its Business or Assets, to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law or standard. Attached as part of Schedule 2.24 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

2.25	Certain Relationships. Except as set forth on Schedule 2.25, Seller has not:

(i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

(A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

(B) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

(C) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

(ii) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

(A) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to Seller; or

(B) discounts, rebates, or other reductions in price on a good or service received by Seller;

(iii) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

(iv) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to Seller;

(v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for Seller; or

(vi) entered into any agreement providing for the referral of any patient for the provision of goods or services by Seller, or payments by Seller as a result of any referrals of patients to Seller.

2.26	Stark; Fraud and Abuse; False Claims; HIPAA. Neither Seller nor, to the best of Seller’s knowledge, persons and entities providing professional services to Seller, have engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. § 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Seller has not engaged in activities that are prohibited under The Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320 d through d-8, as amended (“HIPAA”), and Seller is in compliance with the privacy and transaction standards regulations issued under HIPAA and applicable state privacy Laws and regulations.

2.27	Absence of Certain Business Practices. Except as set out on Schedule 2.27, neither Seller, nor any officer or director of Seller, nor to the best of Seller’s knowledge, any employee or agent of Seller or any other person or entity acting on behalf of Seller, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither Seller, nor, to the knowledge of Seller, any officer thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of Seller has engaged in any such activities.

2.28	Guarantees, Warranties and Discounts. Except as set forth on Schedule 2.28, (a) Seller has not given any guarantee, warranty or discount with respect to any of the products sold or services provided by it, and (b) Seller is not required to provide any letters of credit, bonds, or other financial security arrangements in connection with its suppliers or customers.

2.29	Brokers and Finders. Buyer shall not have any Liability for any broker’s fee, finder’s fee, consultant’s fee or similar third party remuneration by reason of any action of Seller or Shareholder.

2.30	Schedules. All Schedules attached hereto are true, correct and complete as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein or unless the disclosure is clearly on its face responsive to another representation or warranty set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND PSS

Buyer and PSS, jointly and severally, hereby represent and warrant to Seller as follows:

3.1	Organization, Standing, and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the Purchased Assets. PSS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the power and authority to carry on its business as it has been and is now being conducted.

3.2	Authorization of Agreement; No Breach.

(a) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of Buyer. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Buyer pursuant to this Agreement will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the consents identified herein, (i) violate or result in a breach of or Default under the articles or certificate of incorporation or bylaws of Buyer or any other material instrument or agreement to which Buyer is a party or is bound; or (ii) violate any Law or Order applicable to or binding upon Buyer or upon its ownership interests, Assets or business.

(b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of PSS. This Agreement constitutes the legal, valid and binding obligation of PSS, enforceable against PSS in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, subject to obtaining the consents identified herein, (i) violate or result in a breach of or Default under the articles or certificate of incorporation or bylaws of PSS or any other material instrument or agreement to which PSS is a party or is bound; or (ii) violate any Law or Order applicable to or binding upon PSS.

3.3	Brokers and Finders. Neither Seller nor Buyer shall have any Liability for any broker’s fee, finder’s fee, consultant’s fee or similar third party remuneration by reason of any action of Buyer or PSS.

ARTICLE IV
ADDITIONAL AGREEMENTS

4.1	Press Releases. Seller and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 4.1 shall be deemed to prohibit or restrict any party hereto from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law.

4.2	Retained Liabilities. Seller agrees to pay or otherwise satisfy all Retained Liabilities as and when due, subject to its right to contest such Retained Liabilities in good faith.

4.3	Assumed Liabilities. Buyer agrees to pay or otherwise satisfy all Assumed Liabilities as and when due, subject to its right to contest such Assumed Liabilities in good faith.

4.4	Taxes. Seller shall pay any and all transfer, recording, documentary, stamp, sales, use or similar Taxes arising in connection with the consummation of the Acquisition.

4.5	Termination of Assumed Names. Within five (5) business days following the Closing Date, Seller shall have filed with the Secretary of State of the State of Indiana to terminate its assumed business names “Associated Medical Products” and “Medical Systems Corporation.”

4.6	Access to Records. At all times following the Closing, Seller and the Shareholder will allow the officers and authorized representatives of Buyer access upon reasonable notice to such of Seller’s books and records that are retained by Seller as part of the Retained Assets as such parties may from time to time reasonably request in connection with a bona fide business purpose. At all times following the Closing, Buyer will allow Seller, Shareholder and its and his representatives and advisors access upon reasonable notice to such of the books and records related to the Business that are purchased by Buyer as part of the Purchased Assets as such parties may from time to time reasonably request in connection with a bona fide business purpose. In addition, Buyer shall (a) preserve and maintain such books and records (in paper or electronic form) that are part of the Purchased Assets consistent with Buyer’s document retention policies and (b) provide to Seller and Shareholder such back-office administrative personnel support as Seller and Shareholder may reasonably request (at no out-of-pocket cost to Seller or Shareholder) for the retrieval and delivery to Seller of such books and records for any bona fide business purpose, such as Seller’s need to respond to Tax audits of Seller.

4.7	Covenant Not To Compete.

(a) Each of Seller and Shareholder covenants and agrees that, for a period of five (5) years from the date hereof, it and he, respectively, will not, directly or indirectly, engage in any activity prohibited pursuant to the terms of this Section 4.7.

(b) Each of Seller and Shareholder agrees that for the term of this Section 4.7, neither it or he, respectively, without Buyer’s prior written consent, will directly or indirectly, (i) own, manage, operate, control or participate in, or be associated with as a director, officer, shareholder, partner, joint venturer, employee, consultant or otherwise, any medical equipment or supply distribution business which competes, or which can reasonably be expected to compete, directly or indirectly, with Buyer within the continental United States (the “Prohibited Business”), which is the distribution territory of Seller as of the date of this Agreement; (ii) become financially interested in any Person engaged in any such Prohibited Business, or (iii) solicit or attempt to solicit any employee or independent contractor of Buyer to work in a Prohibited Business either for Seller or Shareholder personally or on behalf of any other Person. Notwithstanding the foregoing, Shareholder shall not be in violation of this Section 4.7(b) solely by investing in less than five percent (5%) of the securities of any publicly traded company.

(c) Each of Seller and Shareholder agrees that for the term of this Section 4.7, neither it or he, respectively, will in any way, directly or indirectly, for itself, himself or on behalf of or in conjunction with any other Person:

(i) solicit or divert away or attempt to solicit or divert away any customer that was served by Seller prior to the date hereof;

(ii) solicit or divert away or attempt to solicit or divert away any prospective customer of Seller to which a written proposal was submitted during the twelve (12) month period prior to the date hereof; or

(iii) solicit or divert away or attempt to solicit or divert away any prospective customer of Seller to which a specific oral proposal was submitted during the twelve (12) month period prior to the date hereof.

(d) Seller and Shareholder acknowledge that they have and may in the future come into possession of certain confidential and proprietary information relating to the business, operations, condition and prospects of Buyer (including the business of Seller on and prior to the date hereof) or its affiliates, and agrees that all such confidential and proprietary information is the sole and exclusive property of Buyer. Seller and Shareholder shall not disclose any such confidential or proprietary information, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as required by law or by any court or governmental agency or body. All files, records, documents, information, data and similar items in any medium whatsoever relating to the business, assets or prospects of Buyer (including the Business of Seller on and prior to the date hereof) or its affiliates shall remain the exclusive property of Buyer and shall not be copied or removed from the premises of Buyer, under any circumstances whatsoever without the prior written consent of Buyer. Confidential information shall not include that information that is generally available to the public at the time of such disclosure or that Seller or Shareholder obtains from a third party not in violation of any obligation of confidentiality on the part of such third party to Buyer.

(e) Seller and Shareholder acknowledge that any violation of this Section 4.7 will cause irreparable harm to Buyer and that damages are not an adequate remedy. Seller and Shareholder therefore agree that Buyer shall be entitled to injunctive relief enjoining, prohibiting and restraining Seller and/or Shareholder from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Section 4.7 or any other remedies at law or in equity, including, without limitation, specific performance.

(f) The covenants set forth in this Section 4.7 are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of this Agreement is found to be invalid by a court of competent jurisdiction because its duration, the territory and/or the restricted activities are invalid or unreasonable in scope, such duration, territory and/or restricted activity, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of Buyer’s business interests such that the intent of Buyer, in consummating the transactions contemplated by the Agreement, will not be impaired and shall be enforceable to the fullest extent permissible under applicable Law.

(g) Seller and Shareholder agree and acknowledge that the covenants contained herein are provided in connection with the sale of a business by Seller to Buyer. Seller and Shareholder acknowledge that this Section 4.7 is a material inducement to Buyer to enter into this Agreement, and that such acquisition is of direct and material benefit to Seller and Shareholder and is good and adequate consideration for the covenants given herein. Seller and Shareholder also acknowledge that Buyer has a present and future expectation of business within the territory set forth in 4.7(b) above. Seller and Shareholder acknowledge the reasonableness of the term, geographic area and scope of the covenants set forth in this Agreement, and agree that neither of them will, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Shareholder further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him or the sort and fashion to which he and they have become accustomed and may expect. Seller and Shareholder acknowledge and agree that the amounts to be paid by Buyer hereunder are in consideration for a five-year agreement.

(h) The rights and obligations of each of Seller and Shareholder under this Section 4.7 are personal and are not assignable, and no attempted assignment thereof or any portion thereof by Seller or Shareholder shall release either from any obligations hereunder. This Section 4.7 shall inure to the benefit of Buyer and its successors and assigns.

4.8	Employment Matters.

(a) Hired Employees. Buyer Exhibit 4 sets forth a list of all Employees who are designated to receive an offer from Buyer on the Closing Date (each a “Closing Date Offered Employee”). Seller shall terminate the employment of each Closing Date Offered Employee, effective as of the Closing Date, whether or not such individual accepts Buyer’s offer of employment, and any Closing Date Offered Employee who accepts Buyer’s offer of employment (each a “Closing Date Hired Employee”) shall become an employee of Buyer on the day following the Closing Date. Any Employee who is not a Closing Date Offered Employee and who is not an Oxygen Employee shall be hereinafter referred to as a “Leased Employee,” and shall be so designated on Schedule 4.8(a)(ii). Buyer shall have no obligation at any time to offer employment to, or to hire, any Leased Employees or Oxygen Employees; however, Buyer may interview, offer employment to, and, upon five (5) business days written notice to Seller, hire any such Leased Employees and Oxygen Employees in its sole discretion upon terms and conditions acceptable to Buyer, either during the Lease Term (as hereinafter defined) or thereafter; provided, however, that Buyer may not hire any Oxygen Employee prior to the end of the Interim Period described in Section 4.10. Seller shall terminate the employment of any Leased Employee or Oxygen Employee who receives such an offer from Buyer during the Lease Term, and such termination shall be effective as of the day immediately prior to the effective date of Buyer’s offer of employment. A Leased Employee or Oxygen Employee who accepts Buyer’s offer of employment (each an “Additional Hired Employee,” and all such individuals collectively with the Closing Date Hired Employees, the “Hired Employees”) shall become an employee of Buyer on the date specified in Buyer’s offer effective the day after such date of termination (a Hired Employee’s effective date of employment with Buyer hereinafter the “Effective Hire Date”). Seller shall not make competing offers or proposals, or directly or indirectly seek to induce any Employees not to accept an offer of employment made by Buyer, or otherwise interfere with Buyer’s rights under the foregoing provisions of this Section 4.8(a).

(b) Employee Leasing; Independent Contractor.

(i) Leased Employees shall remain employees of Seller and act solely in that capacity pursuant to this Section 4.8. Seller shall make available to Buyer the Leased Employees to provide such services during the Lease Term (as hereinafter defined) as Buyer, in its sole discretion, determines must be performed with respect to the Purchased Assets and Buyer’s business (“Services”) during the transition period of the Lease Term until Buyer’s own employees are capable of performing such Services.

(ii) Seller shall be an independent contractor for all purposes in leasing such Leased Employees and providing Services to Buyer pursuant to this Section 4.8 and shall not be considered or permitted to be an agent, servant, joint venturer or partner of Buyer. Similarly, at no time shall Buyer be a co-employer or joint employer of the Leased Employees, and all persons furnished, used, retained, or hired by or on behalf of Seller shall at all times be considered to be solely the employees of Seller.

(iii) Buyer shall have the right to provide day-to-day technical direction of the Leased Employees solely in connection with the Leased Employees’ provision of the Services. Notwithstanding the foregoing, it is the intent of the parties that (i) Leased Employees continue to be employed solely by Seller, continue to administratively report to Seller for purposes of payroll, employee benefits (except as otherwise expressly set forth in Section 4.8(g)) and other administrative matters, and continue to be subject to Seller’s employment policies and procedures; and (ii) Buyer shall have no authority to terminate, discipline, counsel, review, evaluate, pay, provide employee benefits (except as specifically set forth in Section 4.8(g)) to or otherwise affect the employment relationship between the Leased Employees and Seller, and shall not in any case be considered to be an employer of such Leased Employees or to assume responsibilities or obligations of an employer. Seller shall ensure that the Services are performed in a manner consistent with the manner in which such Services were performed prior to the Closing Date, and at a level consistent with that prevailing in Buyer’s industry for such Services.

(iv) Upon receipt of a verbal or written complaint from Buyer specifying that a Leased Employee has worked or reported for work under the influence of alcohol or unauthorized drugs or controlled substances or has violated any Law or policy of Buyer, Seller shall take prompt corrective action and, if requested to do so by Buyer, shall remove the person as a Leased Employee.

(c) Term of Leasing Agreement. Seller shall commence providing Leased Employees to Buyer on the Closing Date, and shall continue to provide such Leased Employees until the earlier of: (i) The effective date specified in a written notice from Buyer to Seller stating that Buyer no longer requires Leased Employees to be provided; or (ii) Six (6) months after the Closing Date (the “Lease Term”).

(d) Compensation and Benefits; Seller Obligations.

(i) Upon request and delivery of evidence of payment by Seller, Buyer shall reimburse Seller amounts that have been paid by Seller for severance in accordance with Schedule 4.8(d) to Employees who are terminated by Seller but do not become Hired Employees, in an aggregate amount up to but not to exceed $340,459.82 plus an amount equal to the employer-portion of the actual FICA tax imposed on such severance. To the extent that the total amount paid or payable by Seller for severance in accordance with Schedule 4.8(d) or otherwise exceeds $340,459.82 plus the FICA amounts as set forth in the preceding sentence, such payments shall be the sole responsibility of Seller and shall not be reimbursed by Buyer. Other than the foregoing payment, Seller shall be solely responsible for any Liabilities (A) relating to compensation (including severance) earned by Employees (including Employees who become Hired Employees) through the Closing Date or with respect to Leased Employees, through the expiration of the Lease Term, and (B) relating to the Benefit Plans.

(ii) Following the Closing Date, Seller shall be solely responsible for paying compensation and providing employee benefits (except as otherwise expressly set forth in Section 4.8(g)) to each Leased Employee until immediately prior to the Leased Employee’s Effective Hire Date or until the Leased Employee’s employment with Seller is terminated. Such compensation shall be paid by Seller at the rate specified in Schedule 2.18, and such employee benefits shall be provided in accordance with the terms of the Benefit Plans in effect as of the Closing Date. Seller and Buyer agree that Buyer is not adopting, continuing or assuming any Liability relating to compensation paid to any Leased Employees at any time with respect to their employment with Seller, or relating to the Benefit Plans, and that Buyer’s sole obligation under this Section 4.8 is to pay Seller the Leasing Fee (as hereinafter defined) subject to the terms and conditions of this Section 4.8.

(iii) Seller shall take all actions necessary, including adoption of any necessary amendments or modifications prior to the Closing Date, to ensure that none of the Hired Employees are entitled to receive severance benefits under any Benefit Plan that provides such benefits.

(iv) Within five (5) days after the Closing Date, Seller shall issue notices pursuant to the Worker Adjustment Retraining Notification Act (“WARN”) to all of the Leased Employees. Except for Liabilities that arise as a result of Seller’s failure to provide effective WARN notices to Leased Employees as required herein, to the extent that any Liabilities or payments under the WARN Act or any similar provision of Law arise as a consequence of the transactions contemplated by this Agreement, Buyer shall be responsible for any of those Liabilities or payments. Seller shall not terminate the employment of any of the Leased Employees within sixty (60) days of the date on which WARN Notice is given, except for cause and with advance notice to Buyer; provided, however, that Buyer shall not terminate the Lease Term prior to the expiration of such sixty (60) day period.

(e) Insurance.

(i) Throughout the term described in Section 4.8(c), Seller shall maintain a policy or policies of insurance for each type of coverage and with the minimum limits stated below:

(1) Comprehensive General Liability Insurance: Seller shall provide comprehensive general liability insurance, including broad form contractual coverage, insuring against liability arising out of or based upon any act or omission of Seller, its respective officers, directors, or employees. Such insurance shall provide coverage to a limit of not less than that in effect as of the Closing Date, and shall specifically name Buyer as an “additional insured.”

(2) Umbrella Policy: Seller shall maintain an umbrella insurance policy with a coverage limit of not less than that in effect as of the Closing Date.

(3) Workers’ Compensation Insurance. Seller shall maintain workers’ compensation insurance coverage for each of Seller’s employees consistent with the coverage in effect for Employees immediately prior to the Closing Date.

(ii) Seller shall present proof of such insurance coverage to Buyer prior to the commencement of the term of this Section 4.8 for Buyer and at any time thereafter upon Buyer’s request. Seller agrees to authorize Buyer to obtain information relating to Seller’s insurance coverage directly from Seller’s insurers.

(f) Seller’s 401(k) Plan. Without limiting the generality of this Section 4.8, Seller and Buyer expressly agree that Buyer will not adopt, maintain or assume in any way the 401(k) Plan of Seller. Seller shall take all necessary and appropriate steps to terminate such 401(k) Plan effective on Closing Date and to fully vest the account balances of all participants in such Plan. Buyer shall have no Liability whatsoever to Employees or former employees of Seller with respect to retirement benefits for service with Seller, whether or not such employees are offered employment by, or become employees of, Buyer. Seller will make employer matching contributions to the accounts of all Employees under the 401(k) Plan of Seller for that portion of the plan year in which the Closing Date occurs during which such Employees were eligible to receive an employer matching contribution without regard to any requirement that the Employee be employed on any particular date or earn any minimum number of hours of service to receive such contribution; ; provided, however, that Seller shall not make any contributions (whether employer matching contributions or employee deferrals) to the Seller’s 401(k) Plan relating to Employee compensation that is earned with respect to the period following the Closing Date. As soon as practicable following the Closing Date, Seller shall cause the account balances of all participants under the 401(k) Plan of Seller to be distributed in accordance with applicable Law.

(g) Health Plan Obligations. On the Closing Date, Buyer shall assume ownership of and responsibility for payment of the premiums with regard to that health benefit insurance policy issued by United Healthcare and listed as an Assumed Contract under Schedule 1.1(e) (the “Health Policy”). Notwithstanding the foregoing, and with respect to the period up to and including the Closing Date, Seller shall retain sole responsibility for any and all Liabilities (including but not limited to payment of premiums for the Health Policy), and shall not allow the Health Policy to lapse or otherwise terminate for any reason without the express written agreement of Buyer. In addition, up to and including the Closing Date, Seller shall retain responsibility for compliance with the group health benefit continuation requirements of Sections 601 through 609 of ERISA and Sections 162(k) and 4980B of the Code with respect to all “group health plans” as that term is defined by ERISA, whether or not such group health plan represents an Assumed Contract. Seller shall also be responsible for and shall ensure its group health plans comply with the notice and coverage certification requirements of Section 701 of ERISA and Section 9801 of the Code.

(h) Seller Compliance with Law. As it relates to the Employees and their employment with Seller, including any services of Leased Employees provided pursuant to this Section 4.8, Seller shall comply with all applicable Laws, including the Code, ERISA, FICA, the Occupational Safety and Health Act, Fair Labor Standards Act, and any other Laws relating to employees, employment, employee benefits, employment taxes (including withholding and reporting obligations) and mandatory insurance under workers’ compensation or disability insurance.

(i) Payment and Billing for Services Rendered by Seller.

(i) Buyer shall pay a fee to Seller equal to the aggregate amount of compensation paid by Seller to the Leased Employees, and for Seller’s aggregate out-of-pocket costs for providing employee benefits under the Benefit Plans to Leased Employees (including, without limitation, expenses incurred by Seller pursuant to Sections 4.8(d)(ii) and 4.8(e), but excluding amounts for severance in excess of $340,459.82 and related FICA amounts as provided in Section 4.8(d)(i)), in each case solely with respect to the period of the Lease Term and a period up to but not to exceed thirty (30) days thereafter if and to the extent reasonably necessary for the ordinary wind-up of Seller (the “Leasing Fee”). The Leasing Fee shall include the (i) employer contribution of Seller to the Benefit Plans on behalf of the Leased Employees, including the employer portion of premium costs for providing insured welfare benefits, (ii) fees and expenses paid to any third party administrators and service providers for their services provided to the Benefit Plans during the Lease Term; and (iii) compensation paid to and reasonable costs incurred by Seller for up to but not to exceed thirty (30) days after the Lease Term if and to the extent reasonably necessary for the ordinary wind-up of Seller and only with respect to a type and amount of Leased Employees reasonably required for the ordinary wind-up of Seller. Notwithstanding the foregoing, including the provisions of Section 4.8(g), Buyer shall not be required to pay the Leasing Fee or any portion thereof attributable to costs, fees, expenses, taxes, damages, penalties or other obligations (A) that relate to Liability for compensation or for Benefit Plans related to the period prior to the Closing Date, whether or not such Liability has been disclosed by Seller to Buyer pursuant to this Agreement, (B) that arise because of Seller’s noncompliance with the terms of any Benefit Plan or applicable Law, or (C) that arise because of Seller’s breach of its covenants under this Agreement.

(ii) From time to time at reasonable intervals, as Seller incurs a Leasing Fee, Seller shall deliver an invoice to Buyer with respect to the amount of the Leasing Fee due for such interval and detailing such Leasing Fee. Buyer shall pay the invoice, except for any amounts reasonably disputed by Buyer, promptly after Buyer’s receipt thereof.

(iii) In the event that Buyer reasonably disputes any amount on the invoice, Buyer shall notify Seller in writing within ten (10) days immediately following Buyer’s receipt of the invoice setting forth the reasons Buyer is disputing the invoice. The dispute shall thereafter be resolved in the same manner as Disputed Losses are resolved pursuant to Section 6.6 of this Agreement.

(iv) Seller shall maintain complete and accurate payroll, accounting and other records, in accordance with generally accepted accounting practices and applicable Law, to substantiate Seller’s charges for the Leasing Fee and Seller’s compliance with the terms of this Agreement. Seller shall retain such records for a period of at least two years from the date of final payment of the Leasing Fee. For purposes of ensuring compliance with this Agreement and for other reasonable purposes in connection with the transactions contemplated by this Agreement, Buyer will have the right, upon reasonable notice and during normal business hours, to inspect, examine and take extracts from, or make copies of, such books and records maintained by Seller.

4.9	Bulk Sales. The parties hereby waive compliance with any state Bulk Transfer Act or similar state bulk sales law, to the extent applicable to the transactions contemplated by this Agreement. Seller shall indemnify Buyer, as a Retained Liability, with respect to any Liabilities based upon, arising out of or resulting from such waiver (except that such indemnity obligation shall not extend to any Liabilities that are expressly included in the Assumed Liabilities).

4.10	Interim Arrangement for Oxygen-Related Services. During that period of time between the Closing Date and the date on which Ancillary Management Solutions, Inc. becomes a certified medical supply and equipment vendor for the Wisconsin Medicaid program (the “Interim Period”), Seller agrees to provide or arrange the sale or rental, as appropriate, of Oxygen-Related Services to any full assignment customers (either existing or new). Buyer shall use commercially reasonable efforts to have Ancillary Management Solutions, Inc. certified as a medical supply and equipment vendor by the Wisconsin Medicaid program in a timely manner. Seller shall rent from Buyer the equipment and purchase from Buyer the supplies necessary to perform its obligations under this Section. Buyer shall charge Seller for such equipment and supplies an amount equal to the amount reimbursed by Wisconsin Medicaid for such Oxygen-Related Services net any costs actually incurred by Seller in providing such Oxygen-Related Services. Revenue generated from Oxygen-Related Services for Seller’s full assignment customers shall be the sole property of Seller and shall not be counted towards the Additional Purchase Price provided for in Section 1.4. Seller shall receive a credit towards the Gross Revenues of Existing Customers or the Gross Revenues of New Customers, as appropriate, for (i) any such equipment rented and supplies purchased from Buyer pursuant to this Section during the Measurement Period and (ii) any costs actually incurred by Seller in providing such Oxygen-Related Services during the Measurement Period. Buyer and Seller agree that during the Interim Period Seller shall be solely responsible for the provision of Oxygen-Related Services, including without limitation, (i) the provision of Oxygen-Related Services in compliance with Health Care Laws; and (ii) continued employment or contractual relationship with any staff necessary for the provision of Oxygen-Related Services, including without limitation, respiratory therapists (“Oxygen Employees”); provided,however, that Buyer, and not Seller, shall be solely responsible and liable for any act or omission of Buyer and its employees, agents, officers and directors. In the event that Seller requires the use of any assets or the services of any Hired Employees or Leased Employees to fulfill its obligations hereunder, Seller shall enter into a separate agreement with Buyer to use such assets, Hired Employees or Leased Employees with the associated cost being ultimately passed through to Buyer. During the Interim Period, Buyer shall make available to Seller the same computer systems, procedures, information gathering systems and delivery services as are currently in place and used by Seller for the provision of Oxygen-Related Services. At the end of the Interim Period, any Oxygen Employees shall be treated in the same manner as employees generally in Section 4.8.

ARTICLE V
CLOSING DELIVERIES

5.1	Closing Deliveries of Seller and Shareholder. At the Closing, Seller and Shareholder shall deliver to Buyer:

(a) a Bill of Sale reasonably satisfactory in form to Buyer and duly executed by Seller, assigning and transferring to Buyer all of Seller’s right, title and interest in and to the Purchased Assets;

(b) an Assignment and Assumption Agreement reasonably satisfactory in form to Buyer and duly executed by Seller under which Buyer assumes the Assumed Liabilities;

(c) executed employment and noncompetition agreements in the form of Exhibit 5.1(c) from the Hired Employees set forth on Schedule 5.1(c);

(d) payoff and estoppel letters and releases evidencing discharge, removal and termination of the Liens identified on Schedule 5.1(d), in form and substance reasonably satisfactory to Buyer, which shall be effective at or prior to the Closing subject solely to payment by Buyer of the payoff amounts set forth therein;

(e) certified copies of resolutions duly adopted by Seller’s Board of Directors and shareholders, as necessary, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby;

(f) a duly executed Third Amendment to that certain Commercial Lease dated September 1, 1992, between AMPMSC, L.P. an Indiana limited partnership, as Landlord, and Seller, as Tenant, as amended by First Amendment to Commercial lease dated March 25, 1998; as amended by Second Amendment to Commercial Lease dated June 15, 2003, for the property located at 6352 Airway Drive, Indianapolis, Indiana; and

(g) an executed Employment Agreement and Restrictive Covenant in the form of Exhibit 5.1(g) from Kirk Woodcock.

5.2	Closing Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller and/or Shareholder:

(a) an Assignment and Assumption Agreement reasonably satisfactory in form to Seller, under which Buyer assumes the Assumed Liabilities;

(b) immediately available funds in the amount of $11,543,501 to an account designated by Shareholder and immediately available funds in the amount of $148,326 to Account Number 765-2054136 at Fifth Third Bank;

(c) immediately available funds in the amount of $8,108,173.24 to Fifth Third Bank in satisfaction of the payoff letter identified in Section 5.1(e);

(d) immediately available funds (i) to Kirk Woodcock in the amount set forth in his Employment Agreement and Restrictive Covenant and (ii) to those Hired Employees set forth on Schedule 5.1(c) in the respective amounts set forth opposite to their names on Schedule 5.1(c).

ARTICLE VI
INDEMNIFICATION

6.1	Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Buyer Indemnified Party” shall mean the Buyer and its Affiliates.

(b) “Buyer Losses” shall mean any and all Losses incurred by a Buyer Indemnified Party as a result of, based upon or arising out of (i) any Retained Liability, (ii) a breach of any of the representations or warranties of Seller or Shareholder set forth in this Agreement or in any document or agreement made or executed by Seller or Shareholder pursuant to this Agreement, (iii) a breach of any of the covenants and agreements of Seller or Shareholder (except to the extent such covenants and agreements are waived by Buyer pursuant to the terms of this Agreement) set forth in this Agreement or in any document or agreement made or executed by Seller or Shareholder pursuant to this Agreement and (iv) other than the Assumed Liabilities, the operation of Seller’s businesses and the employment of Seller’s employees prior to the Closing Date.

(c) “Indemnifiable Loss” shall mean any Loss for which an Indemnitee is entitled to be indemnified under this Article VI.

(d) “Indemnitee” shall mean a Person entitled (or a Person asserting it is entitled) to indemnification under this Article VI.

(e) “Indemnitor” shall mean a party obligated (or a Person that an Indemnitee asserts is obligated) to indemnify, defend and hold harmless another party under this Article VI.

(f) “Loss” shall mean any direct or indirect demand, claim, payment or failure to receive payment, obligation, action or cause of action, assessment, loss, liability, damage, diminution in value, cost or expense, including without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating or defending any claim or action, whether or not resulting in any liability.

(g) “Seller Indemnified Party” shall mean the Seller and its Affiliates.

(h) “Seller Losses” shall mean any Loss incurred by a Seller Indemnified Party as a result of, based upon or arising out of (i) a breach of any of the representations or warranties of Buyer set forth in this Agreement or in any document or agreement made or executed by Buyer pursuant to this Agreement, (ii) a breach of any of the covenants and agreements of Buyer (except to the extent such covenants and agreements are waived by Seller pursuant to the terms of this Agreement) set forth in this Agreement or in any document or agreement made or executed by Buyer pursuant to this Agreement, including any payment obligation of Buyer set forth in Article I of this Agreement, (iii) any Assumed Liability, (iv) any claim by any Leased Employee arising out of relating to any act or omission by Buyer or any employee or agent of Buyer (unless such act or omission on which such claim was based was expressly authorized by Seller) in connection with Buyer’s solicitation, hire, or failure to hire any Leased Employee or other activities alleged to have violated any Laws governing the hiring, interviewing, or selection of employees or potential employees; and (v) any claim by any Leased Employee arising out of or relating to any act or omission (unless such act or omission was expressly authorized by Seller) in connection with a Leased Employee’s relationship with Buyer after the Closing Date, including, without limitation, with respect to any: (a) alleged discriminatory treatment of such Leased Employee on the basis of race, age, national origin, sex, religion, pregnancy, military status, sexual orientation or actual or perceived disability; or (b) alleged work-related injury, illness or death incurred after the Closing Date arising from or in connection with the tortuous conduct of Buyer or any employee, agent or subcontractor of Buyer.

6.2	Indemnity by Seller and Shareholder. Seller and Shareholder, jointly and severally, agree, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless any and all Buyer Indemnified Parties from and against any and all Buyer Losses.

6.3	Indemnity by Buyer and PSS. Buyer and PSS jointly and severally agree, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless any and all Seller Indemnified Parties from and against any and all Seller Losses.

6.4	Limitations.

(a) An indemnification claim based upon Sections 6.1(b)(ii) or 6.1(h)(i) (other than due to a breach of a representation or warranty contained in Sections 2.2, 2.8, 2.9(c) (first sentence), 2.23, 2.24, 2.25, 2.26, 2.27 and 3.2 of this Agreement) shall be subject to the following limitations:

(i) Such claims must be initiated by delivery of a Loss Notice within two (2) years following the Closing Date.

(ii) The Buyer Indemnified Parties may recover (A) only to the extent Buyer Losses in the aggregate have exceeded $100,000 (the “Threshold Amount”) (in each case, without regard to any qualifications or limitations regarding materiality or Material Adverse Effect contained in the applicable representation or warranty) and (B) only up to an aggregate amount of (x) $5,000,000 plus (y) amounts paid to Seller pursuant to Sections 1.4 and 1.5 of this Agreement (the “Maximum Amount”). After the aggregate of all such Buyer Losses suffered or incurred by the Buyer Indemnified Parties exceeds the Threshold Amount (in each case, without regard to any qualifications or limitations regarding materiality or Material Adverse Effect contained in the applicable representation or warranty), Seller and the Shareholder shall be obligated to indemnify the Buyer Indemnified Parties for all such Buyer Losses that are in excess of the Threshold Amount; provided that the Threshold Amount shall not be counted as a claim applying against the Maximum Amount.

(iii) The Seller Indemnified Parties may recover (A) only to the extent Seller Losses in the aggregate have exceeded the Threshold Amount and (B) only up to the Maximum Amount. After the aggregate of all such Seller Losses suffered or incurred by the Seller Indemnified Parties exceeds the Threshold Amount, Buyer shall be obligated to indemnify the Seller Indemnified Parties for all such Seller Losses that are in excess of the Threshold Amount; provided that the Threshold Amount shall not be counted as a claim applying against the Maximum Amount.

(b) For an indemnification claim based upon Section 6.1(b)(i) or (iv) or Section 6.1(h)(iii), (iv) or (v), the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, may recover only up to an amount which, together with any amounts recovered by such parties for the claims addressed in Section 6.4(a), do not exceed the Maximum Amount.

6.5	Notice of Claim. If the Indemnitee incurs an Indemnifiable Loss, or, subject to Section 6.7, should the Indemnitee negotiate a proposed settlement in satisfaction of a potential Indemnifiable Loss, it shall promptly provide written notice to Indemnitor stating in reasonable detail the nature and amount of such Indemnifiable Loss or potential Indemnifiable Loss (a “Loss Notice”). If Indemnitor disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnitee to be indemnified hereunder, it shall provide the Indemnitee a written notice objecting to such claim for indemnification within twenty (20) days of the date any such Loss Notice is received by the Indemnitor (a “Protest Notice”). If no Protest Notice is received by the Indemnitee within twenty (20) days from the date on which any Loss Notice is received by the Indemnitor, then such failure to timely object pursuant to a Protest Notice shall constitute a final and binding acceptance by the Indemnitee of its obligation to indemnify, defend and hold harmless the Indemnitee from the Losses described in the Loss Notice under this Article VI.

6.6	Procedure With Respect to Disputed Indemnifiable Loss. If Indemnitor and the Indemnitee are unable to resolve a Loss Notice with respect to which the Indemnitee has received a Protest Notice (a “Disputed Loss”) within thirty days of the date the Indemnitee receives the Protest Notice, then such Disputed Loss shall be submitted to arbitration in the venue of Marion County, Indiana, if the Indemnitee is a Seller Indemnified Party, or Duval County, Florida, if the Indemnitee is a Buyer Indemnified Party, in accordance with the then-current commercial arbitration rules of the American Arbitration Association. If a Disputed Loss is to be arbitrated, the Indemnitor and the Indemnitee shall select one arbitrator in accordance with the then-current commercial arbitration rules of the American Arbitration Association. Any decision of the arbitrator shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. The parties shall attempt in good faith to reach a resolution of a Disputed Loss, whether by agreement of the parties or by arbitration, within sixty (60) days of the date of the Protest Notice in regard to which the dispute relates. Each party shall bear their own legal fees and related expenses incurred in connection with the arbitration proceedings.

6.7	Survival. All representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty; provided, however, that the representations and warranties contained in Sections 2.2, 2.8, 2.9(c) (first sentence), 2.15, 2.23, 2.24, 2.25, 2.26, 2.27 and 3.2 shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations related thereto. No investigation by or provision of information to any Buyer Indemnified Party shall relieve Seller or Shareholder of any liability under this Agreement.

6.8	Access. With respect to any third party claims with respect to which an Indemnifiable Loss has been asserted, each party hereto, as may reasonably be related to any such claim, shall provide access to the Representatives of the other parties during normal business hours to all Assets, personnel, books, records (including Tax records), Contracts and all of the business records of such party and will furnish to such other parties copies of all such documents as may be reasonably requested at the requesting party’s expense.

ARTICLE VII
MISCELLANEOUS

7.1	Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate”of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets”of a Person shall mean all of the assets, properties, businesses and rights of such Person and its Subsidiaries of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, including without limitation any assets relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Code”or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent”shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract”shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default”shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“ERISA”shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

“Exhibits”shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“GAAP”shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Health Care Laws” shall mean any state or federal law impacting the Business, including without limitation, the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the Civil Money Penalty Law, 42 U.S.C. §1320a-7a, the Ethics in Patient Referral Act, 42 U.S.C. §1399nn, the civil False Claims Act, 31 U.S.C. §§3729-3733, Wisconsin Statutes §49.49 (Medical Assistance Offenses), Wisconsin Statutes §448.08 (Fee Splitting, etc.), and coverage laws, rules and determinations issued by the Centers for Medicare & Medicaid Services (“CMS”) and/or CMS’s contractors.

“Information Technology” means telecommunications equipment, computer equipment, software programs, hardware and software documentation, databases, and other technology, including all ownership, leasehold, and licensed rights to same.

“Intellectual Property” shall mean the copyrights, patents, trademarks, service marks, service names, tradenames, applications therefor, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights of a Person.

“IRS”shall mean the United States Internal Revenue Service.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, capital stock or other securities, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability”shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien”shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than Liens for current property Taxes not yet due and payable.

“Litigation”shall mean any action, suit, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material Adverse Effect” shall mean an event, change or circumstance that, individually or together with any other event, change or circumstance, has or could reasonably be expected to have a material adverse impact on (i) the business, operations, Assets, Liabilities, financial condition, prospects or results of operations of Seller, or (ii) the ability of Seller or Shareholder to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided that a Material Adverse Effect shall not include any event, change or circumstance resulting from changes in the economy in general which do not have a disproportionate effect on the Target or its business, operations, Assets, Liabilities, financial condition, prospects or results of operations.

“Order”shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Oxygen-Related Services” shall mean the provision of oxygen and any services, equipment and supplies necessary to support the delivery of oxygen as supplied by Seller prior to the Closing.

“Permit”shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities or other ownership interests, Assets or business.

“Person”shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, all federal, state and local regulatory agencies, authorities or other entities having jurisdiction over any party hereto or any of its Subsidiaries.

“Representative”shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

“Schedules”shall mean the Schedules so marked, copies of which are attached to this Agreement. Such Schedules are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Subsidiaries”shall mean all those corporations, partnerships, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Tax”or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Return” means any return, declaration, report, statement and other document required to be filed in respect of Taxes, and any claims for refunds of Taxes, including and any amendments or supplements to any of the foregoing.

“Undisclosed Liabilities” shall mean any Liability of Seller as of the indicated date, that is not fully reflected or reserved against in August 31, 2004 balance sheet in the Financial Statements.

(b) In addition to the terms defined in Section 7.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

401(k) Retirement Plan - Section 4.8
Acquisition - Section 1.1
Active Buying Customer - Section 1.4(a)
Additional Hired Employee - Section 4.8(a)
Allocable Consideration - Section 1.9
Allocation Schedule - Section 1.9
Assumed Contracts - Section 1.1(e)
Assumed Liabilities - Section 1.6
Benefit Plans - Section 2.21
Business - Preamble
Buyer Indemnified Party - Section 6.1(a)
Buyer Losses - Section 6.1(b)
Buyer Working Capital Statement - Section 1.5(c)
Certifications - Section 2.23
Closing - Section 1.2
Closing Date - Section 1.2
Closing Date Hired Employee - Section 4.8(a)
Closing Date Offered Employee - Section 4.8(a)
Disputed Loss - Section 6.6
Effective Hire Date - Section 4.8(a)
Employees - Section 2.18
Environmental Litigation - Section 2.15(a)
ERISA Affiliate - Section 2.21
ERISA Plan - Section 2.21
FASB 5 - Section 2.16
HIPAA - Section 2.26
Hired Employees - Section 4.8(a)
Indemnifiable Loss - Section 6.1(c)
Indemnitee - Section 6.1(d)
Indemnitor - Section 6.1(e)
Interim Financial Statements - Section 2.4(a)
Interim Period - Section 4.10
Large Customers - Section 2.22
Large Suppliers - Section 2.22
Leasing Fee - Section 4.8(i)
Lease Term - Section 4.8(c)
Loss - Section 6.1(f)
Measurement Period - Section 1.4(a)
Oxygen Employees - Section 4.10
Payors - Section 2.23
Prohibited Business - Section 4.7
Purchased Assets - Section 1.1
Purchased Inventory - Section 1.1(b)
Purchase Price - Section 1.3
Remuneration - Section 2.25
Retained Assets - Section 1.8
Retained Liabilities - Section 1.7
Revenue Statement - Section 1.4(b)
Revised Allocation Schedule - Section 1.9
Seller Indemnified Party - Section 6.1(g)

401(k) Retirement Plan - Section 4.8
Working Capital at Closing - Section 1.5(e)
Financial Statements - Section 2.4(a)
Gross Revenues of Existing Customers - Section 1.4(a)
Gross Revenues of New Customers - Section 1.4(a)
Health Policy - Section 4.8(g)

HIPAA - Section 2.26
Seller Losses - Section 6.1(h)
Seller's COBRA and HIPAA Obligations - Section
4.8(g)
Services - Section 4.8(b)
Total Revenue - Section 1.4(a)
WARN - Section 4.8(d)
Working Capital at Closing - Section 1.5(a)
Year-End Financial Statements - Section 2.4(a)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

7.2	Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

7.3	Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.6 of this Agreement.

7.4	Amendments. This Agreement may be amended only by a subsequent writing signed by each of the parties hereto.

7.5	Waivers.

(a) Prior to or at the Closing, Buyer, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Closing, Seller, acting through its Shareholder or manager(s), shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c) The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.6	Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Buyer may assign its rights hereunder to PPS and/or may assign its rights hereunder to secure its or PSS’ obligations under its or PSS’ lending arrangements, in either or both cases without the consent of any other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7.7	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seller or Shareholder: Copy to Counsel: Buyer: Copy to Counsel:	Skoronski Corporation
  10762 Forest Lake Court
  Indianapolis, Indiana 46278
  Attention: Stephen M. Skoronski
  Facsimile: (317) 856-1328

  Bingham McHale LLP
  2700 Market Tower
  10 West Market Street
  Indianapolis, Indiana 46204
  Attention: Dwayne C. Isaacs, Esq.
  Facsimile: (317) 236-9907

  Gulf South Medical Supply, Inc.
  4345 Southpoint Boulevard
  Jacksonville, Florida 32216
  Attention: David Bronson
  Facsimile: (904) 332-3209

  Alston & Bird, LLP
  1201 West Peachtree Street
  Atlanta, Georgia 30309-3424
  Attention: Nils Okeson, Esq.
  Facsimile: (404) 881-7777

7.8	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida.

7.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.10	Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.11	Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.12	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.13	Further Assurances. Each party hereto covenants that at any time, and from time to time, after the Closing Date, without additional consideration, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the day and year first above written.

GULF SOUTH MEDICAL SUPPLY, INC. By: Title: PSS WORLD MEDICAL, INC. By: Title: SKORONSKI CORPORATION By: Title: SHAREHOLDER Stephen M. Skoronski